Exhibit 3.24
BY-LAWS
OF
NUTCRACKER BRANDS, INC.
ARTICLE ONE
CAPITAL STOCK
     1.1 Certificates of stock shall be numbered consecutively in the order in which they are issued. They shall be signed by the President and Secretary-Treasurer and the seal of the corporation shall be affixed thereto. In an appropriate place in the corporate records shall be entered the name of the person owning the shares, the number of shares, and the date of issue. Certificates of stock exchanged or returned shall be cancelled by the Secretary-Treasurer and placed in the corporate records.
     1.2 Transfers of stock shall be made on the stock books of the corporation by the holder in person or by power of attorney, or by surrender of the old certificate for such shares, duly assigned.
     1.3 The holders of the common stock shall be entitled to one vote for each share of stock standing in their name.
ARTICLE TWO
SHAREHOLDERS’ MEETING
     2.1 The annual meeting of shareholders of the corporation shall be held within or without the state of incorporation at such place as may from time to time be fixed by the Board of Directors on the first business day in July of each year or at such other time as may from time to time be fixed by the Board of Directors.

     2.2 At all meetings of shareholders, the holders of common stock shall be entitled to cast their one vote for each share of common stock, either in person or by written proxy.
     2.3 Special meetings of the shareholders may be called at any time by the President or any holder or holders of as much as fifty percent (50%) of the outstanding capital stock of the corporation upon ten (10) days’ notice, either mailed to the last known address or personally given to each shareholder. Notice of a special meeting may be waived by instrument in writing. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof.
     2.4 Notice of any special meeting of shareholders shall in general terms state the purpose or purposes for which the meeting is called.
     2.5 At all meetings of shareholders a majority of the outstanding shares of stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day.
     2.6 Any action to be taken at a meeting of the shareholders of the corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE THREE
DIRECTORS
     3.1 Subject to these By-Laws, or any lawful agreement between the shareholders, the full and entire management of the affairs and business of the corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the corporation.
     3.2 The Board of Directors shall consist of not less than three nor more than five members who shall be elected at an annual meeting of the shareholders and serve for a term of one year and until their successors are elected. A majority of said Directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.
     3.3 The Directors may fill the place of any Director which may become vacant prior to the expiration of his term, such appointment by the Directors to continue until the expiration of the term of the Director whose place has become vacant.
     3.4 The Directors shall meet annually following the annual meeting of the shareholders. Special meetings of the Directors may be called at any time by the President or by any Director, on ten (10) days’ notice. Notice of any such meeting may be waived by instrument in writing. Attendance in person at such meeting shall constitute a waiver of notice thereof. The signature of any Director approving the minutes of any meeting of the Board of Directors, entered thereon, shall be effective to the same extent as if such Director had been present at such meeting. Any meeting of the Board of Directors may be held within or without the state of incorporation at such place as may be determined by the person or persons calling the meeting.
     3.5 Any action to be taken at a meeting of the Directors, or any action that may be taken at a meeting of the Directors, may be taken without a meeting if a consent which may be in the form of minutes of a meeting in writing, setting forth the action so taken, shall be signed by all of the Directors.
     3.6 Any Director may be removed from office, with or without cause, upon the majority vote of the shareholders at a meeting with respect to which notice of such purpose is given.
ARTICLE FOUR
OFFICERS
     4.1 The officers of the corporation shall consist of a President, a Vice-President, and a Secretary-Treasurer. The officers shall be elected by the Directors and shall serve at the Pleasure of the Board of Directors.
     4.2 The President shall be the chief executive officer of the corporation and shall have general and active management of the operation of the corporation. He shall be responsible for the administration of the corporation, including general supervision of the policies of the corporation, general and active management of the financial affairs of the corporation, and shall execute bonds, mortgages or other contracts under the seal of the corporation, except that he shall not borrow money on behalf of the corporation or enter into in agreement or arrangement to sell the assets of the corporation outside the normal course of business. The President shall have the authority to institute or defend legal proceedings when the Directors are deadlocked.

     4.3 The Vice-President shall have such duties as shall be delegated to him by the President of the Board of Directors.
     4.4 The Secretary-Treasurer shall keep minutes of all meetings of the shareholders and Directors and have charge of the minute books, stock books, and seal of the corporation and shall perform such other duties and have such other powers as may from time to time be delegated by the President or the Board of Directors. He shall also be charged with the management of the financial affairs of the corporation and shall have the power to recommend action concerning the corporation’s financial affairs to the President.
     4.5 Assistants to the Secretary-Treasurer and one or more additional Vice-Presidents may be appointed by and shall have such duties as shall be delegated to them by the President or the Board of Directors.
ARTICLE FIVE
SEAL
     5.1 The seal of the corporation shall be in such form as the Board of Directors may from time to time determine, and shall initially be in the following form:
In the event it is inconvenient to use such a seal at any time, the signature of the company followed by the word “Seal” enclosed in parentheses or scroll, shall be deemed the seal of the corporation. The seal shall be in the custody of the Secretary-

Treasurer and affixed by him or any Assistant Secretary-Treasurer on the certificates of stock and such other papers as may be directed by law, by these By-Laws or by the President or by the Board of Directors.
ARTICLE SIX
AMENDMENT
     6.1 These By-Laws may be amended at any meeting of the shareholders by the affirmative vote of a majority of the issued and outstanding common stock of the corporation, or may be amended unanimously by the Board of Directors provided that such amendment shall be ineffective after approved at that meeting by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of the corporation.